Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of November 1, 2019 (the “Effective Date”), is entered into by and between Orthofix Medical Inc. (“Orthofix”), a Delaware corporation having its principal offices at 3451 Plano Parkway, Lewisville, Texas 75056, and Bradley R. Mason (“Mr. Mason”).

WHEREAS, Mr. Mason has determined to retire from the position of President and Chief Executive Officer of Orthofix as of October 31, 2019 (the “Termination Date”);

WHEREAS, Orthofix and Mr. Mason previously entered into that certain Transition and Retirement Agreement, dated as of February 25, 2019 (the “Retirement Agreement”);

WHEREAS, Mr. Mason, in his former capacity as Orthofix’s President and Chief Executive Officer, has certain background information and historical knowledge of ongoing operations matters and issues affecting Orthofix’s business and related interests;

WHEREAS, Orthofix desires to engage Mr. Mason to provide limited consulting services in order to provide continued access to such background information and historical knowledge;

WHEREAS, Mr. Mason is willing and able to provide such consulting services to Orthofix according to the terms and conditions set forth herein; and

WHEREAS, the parties have come to an agreement regarding Mr. Mason’s retirement and his provision of consulting services.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Orthofix and Mr. Mason agree as follows:

1.TERMINATION OF EMPLOYMENT

1.1

General. The parties agree that Mr. Mason’s last day of employment with Orthofix (including any of its subsidiaries and affiliates) will be the Termination Date. As of the Termination Date, Mr. Mason will resign all of the offices, directorships, appointments, and other positions he holds with Orthofix and all of its parents, subsidiaries, and affiliates. After the Termination Date, Mr. Mason shall not represent that he is an employee or other representative of Orthofix for any purpose. As of the Termination Date, Mr. Mason shall not be eligible to participate in, or be covered by, any employee benefit plan or program offered by or through Orthofix and shall not receive any benefits or payments from Orthofix, except as otherwise provided in the Retirement Agreement, under the terms of applicable benefits plans, or by applicable law.

1.2	Separation Payments and Benefits. The parties agree that the Retirement Agreement sets forth those payments and benefits to which Mr. Mason is entitled as of his Termination Date.
1.3

Restrictive Covenants. Mr. Mason hereby reaffirms and agrees to comply with the restrictive covenants set forth in Section 9 of the Change in Control and Severance Agreement entered into as of November 1, 2016 (the “Severance Agreement”) (including Non-Disparagement, Cooperation, Non-Disclosure, Innovations, Non-Solicitation, and Non-Competition); provided, that, notwithstanding anything to the contrary in Sections 9(e) and 9(f) of the Severance Agreement, Mr. Mason hereby agrees that the non-solicitation and non-competition restrictive covenants shall apply during the Consulting Term (as defined below) and for a period of eighteen (18) months following the end of the Consulting Term.

2.CONSULTING SERVICES

2.1

General. Mr. Mason agrees to provide to Orthofix consulting services as further described in Exhibit A (“Consulting Services”) (a) upon request by Orthofix’s President and Chief Executive Officer in accordance with the terms and conditions of this Agreement (but in no event more than fifty (50) hours per month during the Consulting Term) and (b) as directed by Orthofix’s President and Chief Executive Officer. Mr. Mason shall perform the Consulting Services in accordance with the standard of care, loyalty, and diligence normally observed in his profession, shall devote his best efforts, skills, and energies to the performance of such Consulting Services, and shall at all times perform the Consulting Services and conduct his business and affairs in accordance with all applicable federal, state, and local laws and regulations. Orthofix may, in its sole discretion, engage any third party or parties to provide services to Orthofix or any Orthofix subsidiary or affiliate that are the same, similar, or different from the Consulting Services, without obligation or liability therefore or in connection therewith to Mr. Mason.  It is the intention of the parties that the Consulting Services will be limited to those services that do not cause or require Mr. Mason to receive internal financial reports or metrics.

2.2

Compensation. As compensation for Mr. Mason’s performance of the Consulting Services and as consideration for the extension of the non-solicitation and non-competition provisions as set forth in Section 1.3, Mr. Mason shall receive the compensation expressly set forth in Exhibit B (“Compensation”). The Compensation shall be the sole compensation and value to which Mr. Mason is entitled in consideration for any performance or provision of Consulting Services under this Agreement and for the extension of the non-solicitation and non-competition provisions as set forth in Section 1.3.

2.3	Term and Termination.
(a)

Term of Agreement. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the terms of this Agreement, shall continue in effect until the first anniversary of the Effective Date (the “Expiration Date”), at which time it will automatically terminate. The term of this Agreement shall be referred to as the “Consulting Term.”

(b)

Termination Without Cause. This Agreement may be terminated prior to the Expiration Date by either party in its sole discretion, with or without cause, by providing the other party with thirty (30) days’ advance written notice of termination. In the event that this Agreement is terminated by the Company without Cause prior to the Expiration Date, Mr. Mason shall be entitled to receive the Compensation due pursuant to Section 2.2 of this Agreement for the period between the effective date of such termination and the Expiration Date.

(c)

Termination for Breach. Either party may terminate this Agreement prior to the Expiration Date by giving written notification to the other party if such other party materially breaches this Agreement. Such termination of this Agreement will take effect if, after ten (10) days of such written notification, such breach is not cured.

(d)	Consequences of Termination or Expiration. Upon the termination or expiration of this Agreement for any reason, Mr. Mason shall remain entitled to the Compensation due pursuant to Section 2.2 of this Agreement in respect of the services provided through the effective date of such termination or expiration, but, except as provided in Section 2.3(b), Mr. Mason shall not be entitled to any further compensation or consideration from Orthofix or its subsidiaries or affiliates in respect of any services, activities, or performance after the effective date of such termination or expiration. In addition, upon termination of this Agreement by Orthofix prior to April 1, 2020 for any reason other than pursuant to Section 2.3(c), Mr. Mason shall be considered to be in compliance with the terms of this Agreement for purposes of Section 3(e) of the Retirement Agreement and shall continue to receive the Compensation he would have received had the Agreement not been terminated.

(e)	Survival. The obligations contained in Sections 1.3, 2.3(b), 2.3(d), 2.5, 4, 5, 6, and 7 of this Agreement and this Section 2.3(e) shall survive the expiration or termination of this Agreement.
2.4

Independent Contractor Status. The relationship of Mr. Mason to Orthofix in performing the Consulting Services shall be that of an independent contractor, and nothing contained in this Agreement shall create or imply a partnership, joint venture, agency, or employment relationship between Mr. Mason and Orthofix. Mr. Mason shall have sole control of the manner and means of performing the Consulting Services under this Agreement and shall complete such services in accordance with Consultant’s own means and methods of work. Consultant is not authorized to bind Orthofix or to otherwise make any representation, agreement, or commitment on behalf of Orthofix. Mr. Mason agrees that he shall not claim or represent to be an employee, partner, agent, or principal of Orthofix.

2.5

Taxes. Mr. Mason is solely responsible for paying, when due, any and all taxes, including, but not limited to, income and estimated taxes, incurred as a result of the compensation and expenses paid by Orthofix to Mr. Mason for Consulting Services.

2.6

Nonexclusivity. Mr. Mason is a former Orthofix employee and, as such, is bound by obligations that existed before the execution of this Agreement (e.g., those contained in the Severance Agreement, the Retirement Agreement and the Indemnification Agreement, dated August 1, 2018 (collectively, the “Prior Agreements”)). This Agreement in no way amends, modifies, or supersedes such ongoing obligations, except as expressly provided herein.

3.WARRANTIES AND REPRESENTATIONS

3.1

Performance. Mr. Mason represents and warrants that he has the qualifications and skills necessary to perform the Consulting Services and shall perform such Consulting Services in accordance with the terms, provisions, and conditions of this Agreement and in a competent, diligent, and professional manner.

3.2	Authority. Mr. Mason represents and warrants having the full right and authority to enter into and perform under this Agreement.
3.3

No Conflict. Mr. Mason represents and warrants that entering into and performing under this Agreement does not and shall not breach, violate, or conflict with any provision of any Court order, decree, judgment, agreement, or understanding, oral or written, to which Mr. Mason is a party or by which Mr. Mason is bound, including, without limitation, any non-competition, exclusivity, or similar agreement or covenant of Mr. Mason or any obligations or restrictions of Mr. Mason under any contract or agreement.

3.4

Nondisclosure. Mr. Mason represents and warrants that he has not disclosed and will not disclose to Orthofix or any of its employees or contractors any confidential, proprietary, or secret information of any third party to whom or regarding which Mr. Mason is under a duty of confidentiality.

3.5	Material Breach. Any breach of the warranties, representations, and other agreements set forth in this Section 3 shall be deemed to be a material breach of this Agreement.

4.INDEMNIFICATION; LIABILITY

4.1

By Mr. Mason. Mr. Mason shall indemnify, defend, and hold Orthofix and its subsidiaries, and affiliates and each of their officers, directors, employees, agents, and shareholders free and harmless from any and all claims, demands, losses, suits, judgments, penalties, and liabilities of any kind and nature whatsoever (including, without limitation, reasonable attorney’s fees and costs, through the appellate process, if any) arising in any way out of (i) a breach by Mr. Mason of this Agreement or the representations and warranties contained in Section 3, or (ii) the negligence or willful misconduct of Mr. Mason.

4.2

Limitation of Liability. SUBJECT IN ANY CASE TO SUCH LIMITATION OR EXCLUSION OF LIABILITY BEING LAWFUL, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ORTHOFIX SHALL NOT BE LIABLE TO MR. MASON, OR ANY PERSON CLAIMING THROUGH MR. MASON, BY REASON OF ANY REPRESENTATION, IMPLIED WARRANTY, COVENANT, CONDITION, OR OTHER TERM OR ANY DUTY AT COMMON LAW OR UNDER ANY STATUTE, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, SPECIAL, LIQUIDATED, OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF PROFIT OR OTHERWISE AND WHETHER OCCASIONED BY THE NEGLIGENCE OF ORTHOFIX OR ITS SUBSIDIARIES OR AFFILIATES AND EACH OF THEIR EMPLOYEES OR AGENTS OR OTHERWISE) ARISING OUT OF OR IN CONNECTION WITH ANY ACT OR OMISSION OF ORTHOFIX.

5.PROPRIETARY RIGHTS

5.1

Ownership of Orthofix Property. As used herein, the term “Orthofix Property” means, collectively and individually, any and all discoveries, inventions, processes, improvements, technology, devices, products, works, derivative works, information, ideas, concepts, and other intellectual property of any kind created, made, discovered, belonging to, held, or acquired by Orthofix and/or any Orthofix subsidiary or affiliate at any time, and any and all Intellectual Property Rights therein and related thereto. As used herein, the term “Intellectual Property Rights” means, collectively and individually, any and all patents, patent applications, copyrights, trademarks, trade names, trade secrets, and other intellectual property rights of any kind, and any and all registrations and applications therefore, whether in the United States and/or anywhere else. Orthofix and/or any Orthofix subsidiary or affiliate shall retain any and all rights, title, and interest in and to any and all Orthofix Property, whether existing now or coming into existence or becoming Orthofix Property at any time in the future. Neither Orthofix nor any Orthofix subsidiary or affiliate transfers, conveys, assigns, or grants to Mr. Mason or any third party, and nothing in this Agreement or its performance shall be construed to constitute any transfer, conveyance, assignment, or grant to Mr. Mason or any third party of, any right, title, interest, license, grant, expectation, or entitlement in or to any Orthofix Property, or any other property or Intellectual Property Rights of any kind created, made, discovered, belonging to, held, or acquired by Orthofix or any Orthofix subsidiary or affiliate.

5.2

Ownership of Inventions. As used herein, the term “Inventions and Works” means any and all processes, products, procedures, systems, discoveries, designs, configurations, technology, works of authorship (including, but not limited to, computer programs), trade secrets, and improvements which Mr. Mason develops, discovers, authors, makes, conceives, reduces to practice, or otherwise acquires during the Consulting Term (either solely or jointly with others) and which are related to any or all of the products and/or business of Orthofix. Any and all Inventions and Works, and any and all Intellectual Property Rights therein and related thereto, shall be owned solely and exclusively by Orthofix and shall be held by Mr. Mason only for the sole benefit of Orthofix. Orthofix shall own all of the exclusive rights to such works of authorship under all copyright law, all international copyright conventions and treaties, and all similar laws in the United States and any other place and jurisdiction. Mr. Mason hereby agrees to assign, transfer, and convey, and hereby assigns, transfers, and conveys, to Orthofix all Invention and Works and any and all Intellectual Property Rights therein and related thereto, whether in the United States and/or elsewhere.

5.3

Nondisclosure. Mr. Mason shall not, during the Consulting Term or at any time after the termination or expiration of this Agreement, provide to others or use for Mr. Mason’s own benefit or for the benefit of another any information relating to any and all Inventions and Works, any and all Orthofix Property, and/or any and all products, services, customers and business operations and activities of Orthofix and/or any Orthofix subsidiary or affiliate (collectively, “Proprietary Information”), except that Mr. Mason may use Proprietary Information during the Consulting Term to the extent necessary for Mr. Mason to perform his obligations hereunder. Mr. Mason shall not disclose, during the Consulting Term or at any time after the termination or expiration of this Agreement, any Proprietary Information, except if and to the extent expressly authorized by Orthofix in advance, or if and to the extent such Proprietary Information is available to the general public when such Proprietary Information is provided to Mr. Mason or becomes available thereafter by Orthofix.

5.4

Further Assurances. Upon Orthofix’s request, Mr. Mason agrees to provide any assistance, including, without limitation, providing any information and documents, executing any documents and affidavits, providing any testimony, and/or rendering any other assistance, as is necessary or useful for Orthofix to secure, perfect, and obtain sole and exclusive ownership to any and all Inventions and Works, and all Intellectual Property Rights therein and related thereto, or to otherwise fully effect and implement the provisions in this Section 5.

6.EQUITABLE RELIEF

Mr. Mason acknowledges that any breach of this Agreement by Mr. Mason may give rise to irreparable injury to Orthofix, which may not be adequately compensated by damages or, if such injury to Orthofix may be adequately compensated by damages, such damages are difficult or impossible to calculate. Accordingly, in the event of a breach or threatened breach of this Agreement by Mr. Mason, Orthofix shall have, in addition to any remedies it may have at law, the right to an injunction or other equitable relief, whether temporary, interlocutory, or final, to prevent the violation of its rights hereunder without further demonstration of such injury, without any obligation or requirement by Orthofix to post any bond or security. Orthofix will be entitled to recover attorneys’ fees and costs incurred by it in any proceedings for such equitable relief in which it prevails.

7.GENERAL PROVISIONS

7.1	Notices. Notices, invoices, communications, and payments shall be submitted to the offices identified below. Contractual notices and communications hereunder shall be deemed made as of the date of delivery, if given by overnight courier service. Notices sent by registered or certified mail, postage prepaid, and addressed to the party to receive such notice of communication at the address given below, or such other address as may hereafter be designated by notice in writing, shall be deemed communicated as of the day of receipt or the fifth day after mailing, whichever occurs first.

If to Orthofix:

Orthofix Medical Inc.

Attn: Chief Legal and Administrative Officer

3451 Plano Parkway

Lewisville, Texas 75056

If to Mr. Mason, address on file with Orthofix.

7.2

Assignment. Neither this Agreement nor any rights hereunder may be assigned and no duties or obligations under this Agreement may be delegated by Mr. Mason without the prior written consent of Orthofix, which Orthofix may give or deny or condition in its sole discretion. Orthofix may assign this Agreement or any or all of the rights hereunder and/or delegate any duties or obligations hereunder without the consent of Mr. Mason, including, without limitation, to any Orthofix subsidiary or affiliate or to a purchaser of or successor, whether by merger, corporate reorganization, or asset purchase, regarding all or part of Orthofix or any Orthofix subsidiary or affiliate or the assets, business, and properties of Orthofix or any Orthofix subsidiary or affiliate. Subject to the foregoing, this Agreement shall be binding on the heirs, executors, administrators, successors, and assigns of the respective parties.

7.3	Waiver. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless it is in writing and signed by a duly authorized representative of each party.
7.4

Amendment. This Agreement or any of its terms, provisions, or conditions may be extended, renewed, varied, modified, or otherwise amended at any time only by a writing signed by a duly authorized representative of Orthofix and Mr. Mason. Any permitted assignment, delegation, or transfer under Section 7.2 of this Agreement shall be deemed not to constitute an amendment if and to the extent such assignment, delegation, or transfer does not result in or cause any amendment, supplement, variation, modification, change, or alteration of or addition to any term, condition, provision, warranty, representation, or covenant of this Agreement, other than the identity of the party and third party involved in such assignment, delegation, or transfer.

7.5

Severability. If any provision of this Agreement is for any reason declared to be invalid or unenforceable, the validity and enforce ability of the remaining provisions shall not be affected thereby. Such invalid or unenforceable provision shall be deemed modified to the extent necessary to render it valid and enforceable, and if no modification shall render it valid and enforceable, this Agreement shall be construed as if not containing such provision and the rights and obligations of the parties shall be construed and enforced accordingly.

7.6	Counterparts. This Agreement may be executed in two or more counterparts, by facsimile or in writing, which shall together constitute one and the same agreement.
7.7

Attorneys’ Fees. In the event that any party to this Agreement shall commence any suit or action to interpret or enforce this Agreement, including an action for declaratory relief, the prevailing party in such action, shall recover that party’s costs and expenses incurred in connection with the suit or action, including attorneys’ fees and costs of appeal, if any, which may be set by the Court in the same action or in a separate action brought for that purpose, in addition to any other relief to which that party may be entitled.

7.8

Compliance with Law. Mr. Mason shall perform all obligations and carry out any activities under or in connection with this Agreement at his own cost and expense (except solely as expressly provided otherwise in Exhibit B to this Agreement) in accordance with Orthofix policies and all applicable laws, including, but not limited to, any laws regarding fraud and abuse, false claims, anti-kickback, medical device promotion, unfair competition, data privacy, insider trading, consumer protection, and requirements to obtain approvals, consents, licenses, registrations, payment of taxes, customs fees or duties, or other fees or charges.

7.9

Entire Agreement. This Agreement, including its exhibits, supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, and no other agreement, statement, or promise relating to the subject matter of this Agreement which is not contained herein shall be valid or binding. Notwithstanding the foregoing, the parties agree that the Prior Agreements shall not be superseded by this Agreement (except as expressly amended hereby) and confirm that the Prior Agreements, unless separately terminated in accordance with their terms, remain in full force and effect and are intended to be adjuncts to this Agreement.

7.10

Governing Law. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by, and interpreted in accordance with, the federal laws of the United States of America and the laws of the state of Texas without regard to conflict-of-laws principles that may require the application of the laws of any other jurisdiction. Each party acknowledges and agrees that all disputes which arise in connection with, or are related to this Agreement, or any breach thereof, shall be resolved, if not settled, by litigation only in Collin County, Texas or the federal court otherwise having territorial jurisdiction over such county and subject matter jurisdiction over the dispute, and not elsewhere. To this end, Mr. Mason waives any rights he may have to insist that litigation to which he is a party be had in any other venue and covenants not to sue Orthofix in any court other than the above-referenced court.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the 28th day of October, 2019.

ORTHOFIX MEDICAL INC.	MR. MASON:
/s/ Kimberley A. Elting	/s/ Bradley R. Mason
Kimberley A. Elting	Bradley R. Mason
Chief Legal and Administrative Officer

EXHIBIT B

Consulting Services

1.	Mr. Mason shall timely provide the services deemed necessary by Orthofix’s President and Chief Executive Officer related to the transition of Mr. Mason’s former duties and responsibilities.
2.

Mr. Mason shall provide the Consulting Services remotely and shall not have any access to Orthofix premises, personnel, equipment, or other property during the Consulting Term unless otherwise directed by Orthofix’s President and Chief Executive Officer.

3.

During the Consulting Term, Mr. Mason will report to Orthofix’s President and Chief Executive Officer.  Mr. Mason agrees to accept requests for services and work assignments from the President and Chief Executive Officer.

4.	Mr. Mason will not be expected to, and will not, provide more than fifty (50) hours of Consulting Services per month during the Consulting Term.

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EXHIBIT B

Compensation

1.	Mr. Mason shall be eligible to receive a flat fee of $40,000.00 per month, plus reimbursement of reasonable expenses incurred at the direction of the President and Chief Executive Officer.